Filed Pursuant to Rule 433
Registration No. 333-163855
and 333-261018
May 28, 2024

The following information is a Summary of Material Modifications to the LNL Agents’ 401(k) Savings Plan Summary Plan Description/Prospectus relating to changes to the LNL Agents’ 401(k) Savings Plan (the “Plan”) as a result of the transfer of Lincoln Financial Advisors (LFA) to Osaic, Inc. or its affiliate in connection with the May 6, 2024 sale by the Company of Lincoln Financial Advisors Corporation and its subsidiaries.  For more information about the Plan, you should log on to your account at www.lincolnfinancial.com or contact the Lincoln Customer Contact Center at 800-234-3500.

Summary of Material Modifications:
LNL Agents’ 401(k) Savings Plan

Dear Plan Participant:
The below information is a Summary of Material Modifications (“SMM”) intended to notify you of important changes made to the LNL Agents’ 401(k) Savings Plan (“Plan”).  This SMM supplements or modifies the November 12, 2021 Summary Plan Description/Prospectus (“SPD”) for the Plan and is subject to the terms of the Plan document.  Please take the time to read this SMM and keep a copy of it with your November 12, 2021 SPD.

Effective May 6, 2024, the Plan Sponsor made the following changes to the Plan:

ELIGIBILITY AND PARTICIPATION (page 17 of the SPD):
Adding the following sentence to the end of the third bullet point under the first paragraph of the Section, to read as follows:
“Effective May 6, 2024, no Lincoln Financial Advisors (LFA) Agent will be eligible to participate in the Plan after May 5, 2024.”

PARTICIPANT CONTRIBUTIONS (page 19 of the SPD):
Adding the following sentence to the end of the first paragraph under the section entitled “Amount You May Contribute,” to read as follows:
“Effective May 6, 2024, no Lincoln Financial Advisors (LFA) Agent will be eligible to make Pre-Tax Contributions or Roth 401(k) Contributions to the Plan after May 5, 2024.”

COMPANY CONTRIBUTIONS (page 21 of the SPD):
Adding the following paragraph to the end of the section entitled “Discretionary Matching Contribution,” to read as follows:
“Effective May 6, 2024, no Discretionary Matching Contribution will be made by the Company with respect to Plan Years beginning on or after January 1, 2024.”

VESTING (page 23 of the SPD):
Adding the following paragraph to immediately follow the vesting schedule under the second unnumbered paragraph, to read as follows:
“Effective May 6, 2024, a Lincoln Financial Advisors (LFA) Agent who maintains a full-time contract with the Company or an Affiliate immediately prior to May 6, 2024 and who transfers to Osaic, Inc. or its affiliate in connection with the May 6, 2024 sale by the Company of Lincoln Financial Advisors Corporation and its subsidiaries, will be 100% vested in their account balance as of May 5, 2024.”

IMPORTANT INFORMATION ABOUT THE PLAN (pages 36-37 of the SPD):
Replacing the section entitled “Participating Employers,” in its entirety, to read as follows:
“Participating Companies as of May 6, 2024:
The Lincoln National Life Insurance Company
Lincoln Life & Annuity Company of New York”

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Questions?
For more information about the Plan and its features, contact the Lincoln Customer Contact Center at 800-234-3500 (Monday – Friday, 8:00 a.m. – 8:00 p.m. ET) or log on to your account at LincolnFinancial.com. You should also review the Plan’s Summary Plan Description/Prospectus which can be requested from the Lincoln Customer Contact Center.

This Notice contains important information about the Plan and should be kept with your Summary Plan Description/Prospectus.

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All of the internet website addresses are provided for your convenience.  None of the information contained in such websites shall be deemed incorporated by reference in this document.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents free by visiting EDGAR on the SEC website at www.sec.gov.  Alternately, the issuer will arrange to send you the prospectus if you request it by calling the Lincoln Customer Contact Center at 800-234-3500.